Exhibit 10.2

207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

May 1, 2025

Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590

Toronto, ON M5J 1A7

Attention:	Jacqueline Dedo, Independent Board Chair

Dear Ms. Dedo:

This letter agreement (“Agreement”) sets out the terms and conditions upon which Li-Cycle Holdings Corp. (“Li-Cycle”) hereby engages Maplebriar Holdings Inc. (“Maplebriar”) as an independent contractor to provide the services below (the “Services”) to Li-Cycle and its direct and indirect subsidiaries (collectively, the “Li-Cycle Group”).

Maplebriar agrees that the Services will be provided by Ajay Kochhar (“Kochhar”) and that Maplebriar may not provide the services of any person other than Kochhar without the prior written approval of Li-Cycle as provided for below. This Agreement is the consulting services agreement referred to in the mutual separation agreement (the “Separation Agreement”) dated April 30, 2025 between Li-Cycle and Kochhar. Maplebriar represents that Kochhar has the capacity to spend the time required to effectively discharge the mandate under this Agreement, acting as Advisor to the Board of Directors of Li-Cycle (the “Board”) during the scope and term of this Agreement.

Services

The Services to be provided by Maplebriar shall include, but are not limited to:

•

working closely with the CRO, management, the Board and any banking or financial advisory firm advising management, the Board or any committee of the Board, to pursue a sale of the assets of the Li-Cycle Group, as part of insolvency filings in respect of Li-Cycle and its North American subsidiaries (“Li-Cycle NA”) pursuant to the Companies’ Creditors Arrangement Act (Canada (“CCAA”) and Chapter 15 of the United States Bankruptcy Code (collectively, the “Insolvency Proceedings”);

•

assisting with any plan of arrangement and/or restructuring or refinancing or recapitalization restructuring and/or orderly liquidation in respect of the business and assets of the Li-Cycle Group, including the completion of any sale or sales under the CCAA and related Chapter 15 proceedings, and completion of steps to address all remaining assets and complete the CCAA process and any related processes on terms satisfactory to the Li-Cycle Group (the “Restructuring”); and

•	consulting with management, the Board and any committee thereof and their respective advisors on matters with respect to the business and operations of the Li-Cycle Group.

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Representations and Warranties

Competence. Maplebriar represents and warrants that Kochhar has the necessary knowledge, experience and skill to carry out all contractual obligations under this Agreement and that it and Kochhar shall do so honestly, in good faith and in a professional, competent and diligent manner. Maplebriar and Kochhar shall, at all times, act in the best interests of the Li-Cycle Group.

Fees and Expenses

Maplebriar’s compensation for Services (the “Fees”) provided herein will be as follows:

•

a work fee of USD $50,000 per month (the “Work Fee”) payable monthly in advance by Li-Cycle NA commencing on the date Kochhar ceases to be the Chief Executive Officer of Li-Cycle (the “Start Date”). Maplebriar shall be entitled to a Work Fee for a minimum period of three months from the Start Date, even if this agreement is terminated by the Li-Cycle Group (other than as a result of a material breach of this Agreement by Maplebriar or Kochhar);

•

a fee equal to USD $200,000 (the “Credit Bid Restructuring Fee”), which, subject to Court approval, shall be payable in cash by Li-Cycle NA on the completion of all aspects of the Restructuring if the Restructuring includes a credit bid; and

•

a fee equal to USD $500,000 (the “Going Concern Restructuring Fee”, and together with the Credit Bid Restructuring Fee, the “Restructuring Fees”), which, subject to Court approval, shall be payable in cash by Li-Cycle NA on the completion of all aspects of the Restructuring if the Restructuring results in net cash proceeds to the Li-Cycle Group of at least USD $10,000,000 and is not primarily a liquidation of assets.

Notwithstanding the foregoing, (i) only one of the Credit Bid Restructuring Fee or the Going Concern Restructuring Fee will be payable, (ii) all payments will be subject to approval by the Court in the Insolvency Proceedings, (ii) no Restructuring Fee will be payable if the Li-Cycle Group terminates this engagement as a result of a material breach of this Agreement or the Separation Agreement by Maplebriar or Kochhar, or if Maplebriar terminates this Agreement for a reason other than the Li-Cycle Group’s material breach, and (iv) no Restructuring Fees shall be payable if Kochhar participates in the Restructuring in any way (including as an investor, employee or advisor to any third party), other than through the provision of the Services.

Maplebriar is responsible for any day-to-day expenses necessary for Maplebriar or Kochhar to provide the Services under this Agreement and such day-to-day expenses shall not be invoiced to the Li-Cycle Group. Notwithstanding the foregoing, Li-Cycle NA shall reimburse Maplebriar for its reasonable out-of-pocket expenses including, but not limited to, legal fees (except as otherwise provided for in the indemnity below), travel and communications expenses, courier charges and accommodation expenses. Such reimbursable expenses will be payable on receipt of Maplebriar’s invoices by Li-Cycle NA.

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Maplebriar may be required to charge and remit taxes in respect of the Fees including Harmonized Sales Tax (“HST”). Where such tax is applicable, an additional amount equal to the amount of tax owing thereon will be charged to and payable by Li-Cycle NA, in addition to the Fees. As applicable, Maplebriar shall provide its HST registration number in writing to Li-Cycle NA promptly upon execution of this Agreement.

All payments made by Li-Cycle NA to Maplebriar shall be made without all applicable statutory deductions in respect of, but not limited to, the Income Tax Act, Canada Pension Plan Act, or Employment Insurance Act. Any other remittances in respect to, but not limited to, the Workplace Safety and Insurance Act, 1997 and Employer Health Tax are the sole responsibility of Maplebriar. Maplebriar acknowledges responsibility for arranging and paying all applicable payments, contributions, premiums and/or penalties under any federal or provincial legislation with respect to the services provided under this Agreement.

In the event the Li-Cycle Group is found liable to remit statutory deductions or remittances owing by, on account of, or in connection with the services provided pursuant to this Agreement, Maplebriar agrees to indemnify the Li-Cycle Group and hold the Li-Cycle Group harmless from and against any and all liabilities, losses, claims, actions, damages, costs, and expenses to which the Li-Cycle Group may become subject by reason of, or arising out of any failure to remit those statutory deductions or remittances, including penalties and interest as well as any costs or expenses incurred in defending such claims or demands. Further, Maplebriar shall indemnify and save the Li-Cycle Group harmless from and against any and all liabilities, losses, claims, actions, damages, costs, and expenses to which the Li-Cycle Group may become subject arising from any claim that that Kochhar is an employee of the Li-Cycle Group or any part of the Li-Cycle Group and not an independent contractor, including penalties and interest as well as any costs or expenses incurred in defending such claims or demands.

Fees will be paid by Li-Cycle NA upon receipt of a properly prepared invoice from Maplebriar.

Other Services

If Maplebriar is required to perform services in addition to those described above or to provide services of other individuals aside from Kochhar, then the terms and conditions relating to such services will be outlined in a separate agreement and the fees for such services will be in addition to the fees payable hereunder and will be negotiated separately and in good faith. Any agreement for other services must be pre-approved in writing.

Indemnity

Li-Cycle NA shall indemnify Maplebriar against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by Maplebriar in respect of any civil, criminal or administrative proceeding to which Maplebriar is made a party by reason of Kochhar’s provision of the Services, on the same basis and to the extent that Kochhar has a right existing at such time to be so indemnified by Li-Cycle NA.

Security for Fees

In the event that Li-Cycle or any member of Li-Cycle NA seeks a court order granting a charge relating to key employee retention matters to secure the fees and disbursements owing to Li-Cycle NA or the Li-Cycle Group’s advisors, Li-Cycle and/or Li-Cycle NA agrees to request that such charge secure the Fees payable to Maplebriar on substantially the same basis.

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Survival of Terms and Termination

This engagement shall take effect upon the Start Date and may be terminated by a written notice to that effect:

(a)	by the Li-Cycle Group; or

(c)	by Maplebriar;

in each case upon not less than 10 days’ written notice to that effect to the other party (the “Termination Date”).

Upon the termination of this Agreement for any reason,

a)

Maplebriar and Kochhar shall immediately deliver to Li-Cycle all property of the Li-Cycle Group that is in the possession of Maplebriar or Kochhar at the time of termination of this Agreement. Maplebriar and Kochhar shall take measures to ensure that it retains no copies of the Li-Cycle Group records, electronic or otherwise, following the return of the Li-Cycle Group property, and pay any debts that may be owing to the Li-Cycle Group;

b)

the obligations of either party to indemnify the other, to pay any amounts then due to the other pursuant to this Agreement, including fees, expenses and tax, the representations and warranties contained herein in connection with this Agreement, the Confidentiality and Non-Solicitation Agreement set out herein, and the obligations arising from the “Other Matters” section, below, will survive.

Other Activities

Maplebriar covenants that, on a go-forward basis, any other activities that Kochhar may pursue (e.g. directorships of other corporations) will not interfere with Maplebriar’s ability to provide the services contemplated by this Agreement and that it will ensure that Kochhar devotes his time, as required, to the services contemplated by this Agreement. Without limiting the foregoing, Maplebriar agrees that Kochhar will not, without the prior written consent of the Board, participate in any way (including as an investor, employee or advisor to any third party) in any potential purchase of the assets or business of Li-Cycle or any member of the Li-Cycle Group under a Restructuring.

Relationship of Parties

Li-Cycle and Maplebriar acknowledge that Maplebriar is an independent contractor. Nothing in this Agreement shall constitute or shall be construed to constitute a partnership, joint venture, franchise, agency or employment relationship between the Li-Cycle Group (or any member of it) and Maplebriar or Kochhar. This Agreement shall constitute and shall at all times be construed to constitute an independent contractual relationship between Li-Cycle, the members of the Li-Cycle Group, and Maplebriar. Without limiting the generality of the foregoing, Maplebriar and Kochhar acknowledge and agree that Kochhar is not (and will not be by operation of this Agreement or otherwise) an employee of the Li-Cycle Group (or any member of it).

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Maplebriar and Kochhar will provide, at their own risk and expense, all equipment, supplies and tools which may be required to perform the Services, and will be solely responsible for obtaining all necessary licenses and permits and for complying with all applicable laws in connection with the provision of the Services.

Mediation and Arbitration

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or the provision of services by Maplebriar as contemplated by this Agreement (including, without limitation, any issue relating to the formation, existence, validity, enforceability, performance, interpretation or termination of this Agreement or the respective rights and obligations of the parties pursuant to this Agreement) (the “Dispute”), upon notice by any party to the other party specifying particulars of the Dispute, the parties shall use their best efforts to settle such Disputes, by consulting and negotiating with each other, in good faith and understanding of their mutual interests, to reach a just and equitable resolution satisfactory to each of the parties promptly.

If the parties do not reach resolution of the dispute within seven (7) days thereafter, any party may deliver notice (the “Arbitration Notice”) to the other party requiring resolution of the Dispute by arbitration, in which case the Dispute shall be finally resolved by arbitration by a sole arbitrator (the “Arbitrator”) in accordance with the Arbitration Act, 1991 (Ontario)) in Toronto, Ontario at ADR Chambers under the ADR Chambers Arbitration Rules. If the Parties cannot agree upon an arbitrator within 10 days of delivery of written notice of a dispute then the parties agree that ADR Chambers shall act as the appointing authority. The parties to this Agreement and to any arbitration conducted hereunder, including those adhering by way of consolidation, integration, joinder or intervention, shall be bound by, recognize and comply with the award of the Arbitrator.

Other Matters

This Agreement will enure to the benefit of and be binding upon the parties hereto. This Agreement shall be governed by and construed in accordance the laws of the Province of Ontario and the federal laws of Canada applicable therein. All financial references in this Agreement are to United States dollars. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof. Headings are used for convenience of reference only and shall not affect the interpretation hereof. This Agreement is the entire agreement between the parties relating to the Services and replaces all prior agreements or understandings other than as expressly set out in the Separation Agreement; there is no term, condition, warranty or representation, collateral or otherwise, that exists between the parties, other than those contained in this Agreement or the Separation Agreement, including any schedules. Any modifications or amendments to this Agreement shall be made in writing and signed by both parties.

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Notices

All notices or other communications under this letter shall be in writing and e-mailed or faxed or delivered by personal delivery, if to Li-Cycle at:

Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590

Toronto, ON M5J 1A7

Attention: Jacqueline Dedo, Independent Board Chair

with a copy to: Heather Meredith

and if to Maplebriar:

Maplebriar Holdings Inc.

2351 Royal Windsor Dr, Unit 10

Mississauga, ON L5J 1K5

Attention: Ajay Kochhar

or as each party may specify in written notice to the other party. Its notices and communications shall be effective when e-mailed or delivered as the case may be or, if such day is not a business day, on the first business day thereafter.

Please confirm that the foregoing is in accordance with your understanding by signing and returning the attached duplicate copy of this Agreement which will thereupon become a binding agreement. This Agreement will be executed in counterparts.

(signatures on the next page – remaining left blank)

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207 Queens Quay W – Suite 590 Toronto, ON M5J 1A7, Canada Tel. +1 877 LI-CYCLE • www.li-cycle.com

Yours very truly,

MAPLEBRIAR HOLDINGS INC.

by:	/s/ Ajay Kochhar
Ajay Kochhar I have the authority to bind the Corporation

Accepted and agreed to as of May 1, 2025

LI-CYCLE HOLDINGS CORP.

by:	/s/ Jacqueline Dedo
Jacqueline Dedo I have the authority to bind the Corporation

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